DTSI SUMMARY AS OF 3/2/15

DTS, Inc. (Nasdaq:DTSI) is a premier audio technology solutions provider for high definition entertainment experiences. Our mission is to make the world sound better – anytime, anywhere, on any device. Our audio solutions are designed to enable recording, delivery and playback of simple, personalized, and immersive high definition audio and are incorporated by hundreds of licensee customers around the world into an array of consumer electronics devices, including televisions, personal computers, smartphones, tablets, digital media players, set top boxes, soundbars, wireless speakers, video game consoles, Blu-ray Disc players, automotive audio systems, audio/video receivers, DVD-based products, and home theater systems.

Stock/Financial Information

Price per share as of 12/31/14	$30.75
50 Day Average Volume	167,548
Shares Outstanding 12/31/14	17.4M
Market Cap	$535M
Cash & Investments 12/31/14	$99.4M
OCF Year-to-Date 12/31/14	$41.1M

FY Financial Highlights and 2015 Outlook ($ Millions, except per share data)

	2012	2013	2014	2015E
Revenue	$100.6	$125.1	$143.9	$148-$155
EPS – GAAP	$(0.91)	$0.86	$1.55	$0.80-$0.90
EPS – Non-GAAP*	$0.24	$1.07	$1.55	$1.65-$1.75

IR CONTACT: Geri Weinfeld, Director of Investor Relations, Geri.Weinfeld@dts.com

Making the World Sound Better

Over 400 product manufacturers and integrated circuit licensees to date

More than 2.5 billion products shipped with DTS technologies to date

A constant catalyst for higher fidelity entertainment experiences

Rapidly expanding, industry first innovative technologies

Delivering complete solutions for a connected world

Best-in-class end-to-end audio solutions

Global customer service and support

DTS is a trusted industry partner



This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2015 outlook and performance (which are as of March 2, 2015), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS's public filings with the Securities and Exchange Commission, including DTS's Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. The Company's 2013 tax rates were subject to significant volatility while management worked to address a three year cumulative tax loss situation in the U.S. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% for 2014 and 2013 and 40% in 2012.

Q4 2014 Revenue by Market



Other
Home AV
Blu-ray
Automotive
Network Connected*

*Includes primarily TV, PC, mobile and wireless speakers

Trends Driving Digital Media & Connected Devices

Consumers expect simplicity, function and low cost.

Sound matters. Consumers and manufacturers alike are increasingly recognizing that sound quality is a critical product differentiator for on-the-go entertainment. A recent study conducted by Neuro-Insight showed an overall increase in enjoyment of 42% across all video resolutions when DTS Headphone:X audio was added. In contrast, changes in the quality of video resolution with standard audio had little to no impact.

Consumers are increasingly looking for transportability of their entertainment. Content must now be capable of being played anywhere, any time, on any device. As such, devices must be able to play content that originated from any source and in any format. There is tremendous consumer demand for the next-generation audio experience, on-the-go or in the home – to operate seamlessly across different brands of phones, tablets, PCs, A/V equipment, speakers and headphones.

Industry Growth Projections



2014
2017

	CAGR	Estimated 2014 DTS Mkt Share*
Wireless Speakers	14%	~25%
TV	4%	~50%
PC	-1%	~20%
Mobile	11%	<10%

*Market Data Sources: IDC, Parks Associates, HIS, CEA, JEITA and DTS internal market research

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2015 outlook and performance (which are as of March 2, 2015), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS's public filings with the Securities and Exchange Commission, including DTS's Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

2015 Outlook and Assumptions

	Low-End GAAP	High-End GAAP	Low-End Non-GAAP*	High-End Non-GAAP*
Revenue	$148M	$155M	$148M	$155M
Op Margin	13%	15%	26%	30%
EPS	$0.80	$0.90	$1.65	$1.75

Market	% of Total Revenue
Network Connected	>50%
Blu-Ray	~20%
Automotive	~10%
Home AV	<15%

Recent Highlights

Play-Fi

DTS announced the following new Play-Fi enabled devices, content and ODM partners:

- Lucid Sound, maker of high-performance outdoor wireless speakers, to incorporate DTS Play-Fi technology.
- Aerix Wi-Fi speakers will be the one of the first speaker brands in the growing European whole-home market to incorporate DTS Play-Fi technology.
- Anam Electronics, a top global ODM firm specializing in the design and manufacture of audio video equipment, was added to the Play-Fi Certified ODM Program.
- DTS announced the availability of Songza™, the popular free music streaming service recently acquired by Google, on DTS Play-Fi apps.

Mobile

- Headphone:X™ technology will be available on select smartphone models from top Chinese brands Huawei, letv, nubia and vivo later this year.
- Headphone:X™ surround sound technology is now shipping on Qualcomm's next-generation Snapdragon 808 and 810 chipsets.

Content

Our premium technology, DTS-*HD* multi-channel surround sound was integrated into streaming services through partnerships recently announced with:

- Starz, a leading integrated global media and entertainment company. Today, Starz, Encore and Movieplex subscribers can enjoy DTS-*HD* multi-channel surround sound for Starz Play, Encore Play, and Movieplex Play services on Xbox One.
- CinemaNow and Sainsbury's Entertainment streaming services are providing DTS-*HD* multi-channel surround sound to major retailers – Best Buy in the U.S. and Canada, and Dixons and Sainsbury's in the U.K.
- M-GO, a premium digital video on demand service and joint venture between Technicolor and DreamWorks Animation, will enhance its library of 30,000 titles with DTS-*HD* multi-channel surround sound.

Technology

- Thirteen manufacturers representing nearly 90 percent of the Home AVR and surround processor market, including Denon, Onkyo, Pioneer and Yamaha, are preparing to launch products supporting DTS:X, our next-generation object-based codec technology, in 2015.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% in 2013 and 2014 and 40% in 2012.